Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

dated as of February 21, 2013

between

RITE AID CORPORATION

and

U.S. BANK TRUST NATIONAL ASSOCIATION

to the

INDENTURE

(As Amended by the Supplemental Indenture Thereto)

dated as of August 1, 1993

between

RITE AID CORPORATION

and

MORGAN GUARANTY TRUST COMPANY OF NEW YORK

as Trustee

6.875% Senior Debentures due 2013

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of February 21, 2013, between Rite Aid Corporation, a Delaware corporation (the “Company”), and U.S. Bank Trust National Association (the “Trustee”), as successor Trustee under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered an indenture dated as of August 1, 1993, as amended by the Supplemental Indenture thereto, dated as of February 3, 2000 (the “Supplemental Indenture” and the indenture, as amended by the Supplemental Indenture, the “Indenture”), between the Company and the Trustee, pursuant to which the Company has issued its 6.875% Senior Debentures due 2013 (the “Debentures”);

WHEREAS, Section 9.2 of the Indenture provides that, subject to certain conditions, the Company and the Trustee may amend the Indenture or the Debentures with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debentures;

WHEREAS, the Company is undertaking to execute and deliver this Second Supplemental Indenture to amend certain terms and covenants in the Indenture insofar as it will apply only to the Debentures (and not to any other series of Securities) in connection with the Offer to Purchase and Consent Solicitation Statement of the Company, dated as of January 31, 2013, and any amendments, modifications or supplements thereto (the “Tender Offer and Solicitation”); and

WHEREAS, the Board of Directors of the Company have authorized and approved the execution and delivery of this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

CAPITALIZED TERMS

Section 1.01                  Amendments to the Indenture.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

ARTICLE II

AMENDMENTS AND WAIVERS

Section 2.01                  Amendments to the Indenture.  Effective at the time of payment or deposit with DTC (the “Payment Date”) of an amount of money sufficient to pay for all Debentures validly tendered and accepted pursuant to the Tender Offer and Solicitation (or at least a majority of Outstanding Debentures if payment is being made pursuant to any early settlement under the

Tender Offer and Solicitation) and to make all consent payments required under the Tender Offer and Solicitation:

(i)            The Indenture is hereby amended with respect to the Debentures only (and not any other series of Securities issued pursuant to the Indenture) to delete in their entirety Section 10.8 (Restrictions on Funded Debt of Restricted Subsidiaries), Section 10.9 (Restrictions on Sales with Leases Back), Section 10.10 (Restrictions on Secured Debt) and Section 10.11 (Restrictions on Permitting Unrestricted Subsidiaries to become Restricted Subsidiaries).

(ii)           The failure to comply with the terms of any of the Sections of the Indenture set forth in clause (i) above shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture with respect to the Debentures only (and not any other series of Securities issued pursuant to the Indenture);

(iii)          The Indenture is hereby amended with respect to the Debentures only (and not any other series of Securities issued pursuant to the Indenture) to delete clauses (4) and (5) of Section 5.1 (Events of Default) in their entirety and all references thereto contained in Section 5.1 and elsewhere in the Indenture in their entirety, and the occurrence of the events described in clauses (4) and (5) of Section 5.1 shall no longer constitute an Event of Default;

(iv)          All definitions set forth in Section 1.1 of the Indenture that relate to defined terms used solely in sections deleted by this Second Supplemental Indenture are hereby deleted in their entirety with respect to the Debentures only (and not any other series of Securities issued pursuant to the Indenture); and

(v)           All references to Section 5.1 of the Indenture shall mean Section 5.1 as amended by this Second Supplemental Indenture with respect to the Debentures only (and not any other series of Securities issued pursuant to the Indenture).

ARTICLE III

MISCELLANEOUS

Section 3.01                  Ratification of Indenture; Second Supplemental Indenture Part of Indenture.

(i)            Except as expressly supplemented hereby with respect to the Debentures only (and not any other series of Securities issued pursuant to the Indenture), the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Debentures heretofore or hereafter authenticated and delivered shall be bound hereby.  In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of this Second Supplemental Indenture shall prevail.

(ii)           The Debentures include certain of the foregoing provisions from the Indenture. Upon the operative date of this Second Supplemental Indenture, such provisions from the Debentures shall be deemed deleted or amended as applicable.

(iii)          Notwithstanding an earlier execution date, the provisions of this Second Supplemental Indenture shall not become operative until the time and date upon which the Company has accepted for purchase Debentures from all Holders who have validly tendered and not validly withdrawn their Debentures pursuant to the terms of the Tender Offer and Solicitation (which may be made on an early settlement date).

Section 3.02                  Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.03                  Trustee Makes No Representation.

The recitals contained herein are those of the Company and not the Trustee, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture.

Section 3.04                  Counterparts.

The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.05                  Effect of Headings.

The section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

RITE AID CORPORATION

By:		/s/ Marc A. Strassler
	Name:	Marc A. Strassler
	Title:	Executive Vice President,
General Counsel and Secretary

U.S. BANK TRUST NATIONAL ASSOCIATION as Trustee

By:		/s/ Caroline H. Lee
	Name:	Caroline H. Lee
	Title:	Assistant Vice President